CODE OF ETHICS

                          EFFECTIVE AS OF JULY 21, 2009

I.   INTRODUCTION

This Code of Ethics (the "Code") is adopted by:

 (i)   Aberdeen Asset Management Inc.
 (ii)  Aberdeen Asset Management Limited
 (iii) Aberdeen Asset Management Asia Limited
 (iv)  Aberdeen Asset Management Investment Services Limited

(each hereinafter referred to individually as an "Adviser" and, together, as the "Advisers") in compliance with the requirements of Rule 17j-1 adopted under the Investment Company Act of 1940, as amended (the "1940 Act"), and Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and specifically Rules 204A-1 and 204-2 thereunder, to effectuate the purposes and objectives of those provisions.

Additionally, the Federal Securities Laws (as defined below) require investment advisers, funds and others to adopt policies and procedures to identify and prevent the misuse of material, non-public information. Section V of this Code discusses the prohibitions from trading on material non-public information or communicating material, non-public information to others in violation of the Federal Securities Laws.

A.   APPLICABLE PROVISIONS OF THE 1940 ACT AND ADVISERS ACT

Access Persons (as defined below) may not, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired (as defined below) by any Client (as defined below) or otherwise directly or indirectly:

     (i) employ any device, scheme or artifice to defraud any Client (as defined below) or prospective Client;

     (ii) make to any Client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances in which they are made, not misleading;

     (iii) engage in any act, transaction, practice or course of business that operates or would operate as a fraud or deceit upon any Client or prospective Client;

     (iv) engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative;

     (v) acting as principal for his/her own account, knowingly to sell any security to or purchase any Reportable Security (as defined below) from a Client, or acting as a broker for a person other than such Client, knowingly to effect any sale or purchase of any Reportable Security for the account of such Client, without disclosing to such Client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the Client to such transaction; and

     (vi) engage in any act, practice, or course of business in violation of any applicable government law, rule or regulation, including but not limited to the Federal Securities Laws.

Under the Advisers Act the Advisers are required to:

     o adopt and enforce Codes of Ethics setting forth standards of conduct for advisory personnel, and to address conflicts arising from personal trading by advisory personnel (Rule 204A-1)

     o establish and enforce policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers (Section 204A)

     o maintain records with respect to the personal securities transactions of Access Persons (as defined below) (Section 204-2).

This Code is based on the principle that the Directors and officers of the Advisers and any of their Supervised Persons (as defined below) employed by Aberdeen Asset Management PLC or any of its subsidiaries or affiliates (collectively, the "Aberdeen Group") owe a fiduciary duty to Clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

     (i)    serving their own personal interests ahead of Clients;

     (ii) taking inappropriate advantage of their position within the respective Adviser; and

     (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

Supervised Persons are expected to maintain objectivity and avoid undisclosed conflicts of interest. In the performance of their duties and responsibilities for the Advisers, Supervised Persons must not subordinate their judgment to personal gain and advantage, or be unduly influenced by their own interests or by the interests of others. Supervised Persons must avoid participation in any activity or relationship that constitutes a conflict of interest unless that conflict has been completely disclosed to affected parties. A conflict of interest would generally arise if a Supervised Person directly or indirectly participated in any investment, interest, association, activity or relationship that may impair or appear to impair the Supervised Person's objectivity. Any Supervised Person who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest should consider reporting such situation or activity to the Chief Compliance Officer of the respective Adviser.

THE BOARD OF DIRECTORS OF EACH OF THE ADVISERS HAS ADOPTED THIS CODE.

THIS CODE AND ANY AMENDMENTS TO THIS CODE SHALL BE GIVEN TO ALL SUPERVISED PERSONS OF THE ADVISERS. ALL SUPERVISED PERSONS WILL SIGN AN ACKNOWLEDGEMENT, UPON RECEIPT OF THE CODE AND ANY AMENDMENTS, CERTIFYING THAT THEY HAVE RECEIVED, UNDERSTAND AND WILL COMPLY WITH THIS CODE. UPON REQUEST, THIS CODE SHALL BE DELIVERED, WITHOUT CHARGE, TO ANY CLIENT OF THE ADVISERS, AS STATED IN THE ADVISERS' ADVS PART II, SCHEDULE F.


II.  DEFINITIONS

As used in this Code, the following terms have the following meanings:

     (i) "ACCESS PERSON" includes (a) any director, partner, or officer of an Adviser; (b) any Supervised Person who (1) has access to non-public information regarding any Clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client; or (2) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic;
            (c) any employee of an Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (d) any natural person in a control relationship to an Adviser who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Reportable Securities of the Client; and
            (e) any other person who any Adviser's CCO determines to be an Access Person.

            FOR PURPOSES OF THIS DOCUMENT, ALL SUPERVISED PERSONS OF THE ADVISERS WILL BE CONSIDERED ACCESS PERSONS.

     (ii) "AUTOMATIC INVESTMENT PLAN" means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan ("DRIP").

     (iii) "BENEFICIAL OWNERSHIP" generally means any interest in a Security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary ("pecuniary") benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (b) a trust, estate, or other account in which he/ she has a present or future interest in the income, principal or right to obtain title to the securities or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

     (iv) "CHIEF COMPLIANCE OFFICER" OR "CCO" means the person appointed by each Adviser designated to be responsible for administering the policies and procedures adopted under the Advisers Act. The CCO may delegate any or all of his or her responsibilities under the Code. In instances when the Code is applied to the CCO, any other executive officer of the appropriate Adviser may act as the designee of the CCO.

     (v) "CLIENT" means any person or entity to which the Advisers provide investment advisory services, including Reportable Funds, unregistered investment companies, and any account, trust or other investment vehicle over which the Aberdeen Group has management discretion.

     (vi) "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five percent (25%) of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

     (vii) "FEDERAL SECURITIES LAWS" means (a) the Securities Act of 1933, as amended ("Securities Act"); (b) the Securities Exchange Act of 1934, as amended ("Exchange Act"); (c) the Sarbanes-Oxley Act of 2002; (d) the 1940 Act; (e) the Advisers Act; (f) Title V of the Gramm-Leach-Bliley Act; (g) any rules adopted by the U.S. Securities and Exchange Commission ("SEC") under the foregoing statutes; (h) the Bank Secrecy Act, as it applies to funds and investment advisers; and (i) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

     (viii) "INITIAL PUBLIC OFFERING" ("IPO") means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act, or a similar offering of securities in another market.

     (ix) "INVESTMENT PERSONNEL" means (a) any Portfolio Manager of the Aberdeen Group; (b) any employee of the Aberdeen Group (or of any company in a control relationship to a Reportable Fund or the Aberdeen Group) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Aberdeen Group, including securities analysts and traders; or (c) any person employed by the Aberdeen Group who obtains or otherwise has access to information concerning recommendations made to a Client regarding the purchase or sale of securities by any Client.

     (x) "LIMITED OFFERING" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or
            Section 4(6) or Rules 504, 505 or 506 under the Securities Act. Limited offerings are commonly referred to as private placements and include offerings of hedge funds and private funds.

     (xi) "PORTFOLIO MANAGER" means an employee of the Aberdeen Group entrusted with the direct responsibility and authority to make investment decisions affecting the Client portfolios managed by the Aberdeen Group.

     (xii) "PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell a Security.

     (xiii) "REPORTABLE FUND" means: (a) any US registered investment company advised or sub-advised by an Adviser; or (b) any US registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Aberdeen Group entity. References to registered investment companies include exchange traded funds.(1) A list of Reportable Funds is maintained by each respective Adviser's CCO.

     (xiv) "SECURITY" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Act except as noted in the following paragraph. Further, for purposes of this Code, "Security" shall include any commodities contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act, and shares of exchange traded funds. This definition includes but is not limited to futures contracts on equity indices.

            "REPORTABLE SECURITY" shall have the same definition as Security above but shall not include direct obligations of the United States national government, bankers' acceptances, bank certificates of deposit, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements, commercial paper and shares of U.S. registered money market funds that limit their investments to the exempted securities enumerated above. Also excluded from the definition are any U.S. registered open-end investment companies (E.G., open-end mutual funds, but not exchange traded funds) that are not advised or sub-advised by the Advisers. Shares of exchange traded funds, whether registered as open-end investment companies or unit investment trusts, are deemed to be Reportable Securities. Any question as to whether a particular investment constitutes a "Security" or a "Reportable Security" should be referred to the respective Compliance Officer.

------------------
(1) "Exchange traded funds," or "ETFs," are registered investment companies that operate pursuant to an order from the SEC exempting the ETF from certain provisions of the 1940 Act so that the ETF may issue securities that trade in a secondary market, and which are redeemable only in large aggregations called creation units. An ETF registers with the SEC under the 1940 Act either as an open-end management investment company or as a unit investment trust.

     (xv) "SECURITY HELD OR TO BE ACQUIRED" means (a) any Reportable Security which, within the most recent 7 days, is or has been held by Client, or (b) is being or has been considered for purchase by a Client or an Adviser, or (c) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

     (xvi) "SUPERVISED PERSON" means (a) any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an Adviser, or (b) any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser, such as those persons covered under a Memorandum of Understanding with an Adviser.


III. PROHIBITED TRANSACTIONS

No Access Person shall engage in any act, transaction, practice or course of conduct, which would violate the provisions of Rule 17j-1 of the 1940 Act or
Section 206 of the Advisers Act as described in Section I.A. above.

A.   ACCESS PERSONS

NO ACCESS PERSON SHALL:

     (i) purchase or sell, directly or indirectly, any Security in which he/she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his/her actual knowledge at the time of such purchase or sale, the same Reportable Security is:

            (a)  being considered for purchase or sale by any Client;

            (b)  being purchased or sold by any Client; or

     (ii) disclose to other persons the Reportable Securities activities engaged in or contemplated for any Client;

     (iii) accept any gift from the same source valued at $100 over an annual period from any person or entity that does business with or on behalf of the Aberdeen Group, or accept any entertainment from any source that an individual has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety. All Gifts and Entertainment, (except where below the "de minimus" value determined regionally) must be reported to the Compliance Department.

     (iv) acquire a Beneficial Ownership in any securities in an IPO or a Limited Offering, without having received prior written approval from the appropriate Investment Director and an Executive Director of the Aberdeen Group. Compliance will maintain a record of any decision which includes the reasons supporting the decision made by the Investment Director and Executive Director, to approve the Access Person's acquisition of an IPO or private placement for at least five years after the end of the fiscal year in which the approval was granted.

            Before granting such approval, the Investment Director will carefully evaluate such investment to determine that the investment could create no material conflict between the Access Person and a Client. The Investment Director may make such determination by looking at, among other things, the nature of the offering and the particular facts surrounding the purchase. For example, the Investment Director may consider approving the transaction if it can be determined that: (a) the investment did not result from directing Client or Aberdeen Group business to the underwriter or issuer of the Security; (b) the Access Person is not misappropriating an opportunity that should have been offered to a Client; and (c) an Investment Person's investment decisions for a Client will not be unduly influenced by his or her personal holdings and investment decisions are based solely on the best interests of a Client.

            In addition, no Access Person shall acquire a Beneficial Ownership in any securities issued in a Limited Offering by a private fund advised or sub-advised by any member of the Aberdeen Group without having received prior written approval from the Compliance Department.

            ANY ACCESS PERSON AUTHORIZED TO PURCHASE SECURITIES IN AN IPO OR LIMITED OFFERING SHALL DISCLOSE THAT INVESTMENT WHEN THEY PLAY A
            PART IN A CLIENT'S SUBSEQUENT CONSIDERATION OF AN INVESTMENT IN THAT ISSUER. IN SUCH CIRCUMSTANCES, A CLIENT'S DECISION TO PURCHASE SECURITIES OF THE ISSUER SHALL BE SUBJECT TO INDEPENDENT REVIEW BY INVESTMENT PERSONNEL WITH NO PERSONAL INTEREST IN THE ISSUER.

     (v) serve on the board of directors of any publicly traded company without prior authorization of the Aberdeen Group Chief Executive. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Aberdeen Group and the Clients under their management. Authorization of board service shall be subject to the implementation by the Aberdeen Group of "Chinese Wall" or other procedures to isolate such Access Persons from making decisions about trading in that company's Securities.

     (vi) No employees may profit in the purchase and sale, or sale and purchase, of any Reportable Securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate charity of the Aberdeen Group's choosing. Short dated options are not permissible. Where an Option has been held for a minimum of 60 calendar days and then exercised, any security acquired via such exercise may be sold without regards to the 60 day holding period. Where local jurisdictions requires a longer holding period e.g. Japan, Access Persons in that region must observe the longer holding period.

B.   ACCESS PERSONS

In addition to the prohibitions listed above, no Access Person shall acquire or dispose of any Beneficial Ownership in a Reportable Security within seven (7) calendar days before or after any Client trades in that security. Provided that there are no open orders for Clients in these securities, this blackout period does not apply to the following:

     (i) treasury securities issued by G8 countries (Canada, France, Germany, Italy, Japan, Russia, United Kingdom and United States)

     (ii) shares of stock or a derivative based on a stock of a company listed on the S&P 500 Index or the FTSE 100 Index

     (iii) shares of an Exchange Traded Fund or a derivative based on an Exchange Traded Fund that tracks the S&P 500 Index or the FTSE 100 Index

Any trades made within the prescribed period that do not fall under any of the exceptions detailed above shall be unwound, if possible. Otherwise, any profits realized on these trades may be disgorged to a charity of the Aberdeen Group's choosing at the discretion of the CCO.

C.   RUMOR POLICY

No access person shall originate or circulate in any manner any statement or report regarding any issuer or security that the employee knows or has reasonable grounds to believe is false or misleading and could improperly influence the market price for such security. An access person must promptly report to Compliance any circumstance which reasonably would lead the employee to believe such statement or report might have been originated, circulated or received.

D.   WAIVERS

Notwithstanding any other provision in this Code to the contrary, transactions described in Section III.A and III.B above which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Client and which are otherwise transacted in accordance with Rule 17j-1 under the 1940 Act and Sections 204A and 206 of the Advisers Act MAY BE PERMITTED WITHIN THE DISCRETION AFFORDED UNDER THE ABERDEEN GROUP'S PERSONAL ACCOUNT DEALING AUTHORIZATION PROCESS ON A CASE-BY-CASE BASIS.


IV.  COMPLIANCE PROCEDURES

With respect to the pre-clearance and reporting requirements contained herein, Access Persons shall pre-clear in accordance with the Aberdeen Group's Personal Account Dealing Procedures.

A.   PRE-CLEARANCE PROCEDURES

All Access Persons must receive prior approval before engaging in any transaction in Reportable Securities in which the Access Person acquires or disposes of Beneficial Ownership of such Reportable Security that is not otherwise specifically prohibited by this Code. The Access Person should request pre-clearance by completing the appropriate Personal Account Deal Request Form located on the Compliance Forms and Reports Database on Lotus Notes, and sending the form for approval to a dealer and fund management desk head, company secretary, officer of Reportable Fund or Compliance as indicated on the Dealing Request Form prior to trading. A list of persons currently authorized to approve Personal Account Deals is maintained by the Compliance Department and is available on the Compliance Forms and Reports Database. Access Persons should note the specific additional requirements discussed in Section III.A.(iv) above with respect to IPOs and Limited Offerings, including private fund investments.

Any conflicts of interest related to Reportable Securities in which the Access Person is seeking pre-clearance or any Client must be disclosed on the Personal Account Deal Request Form.

In addition, where the Access Person intends to trade in securities issued by a closed-end investment company advised by the Aberdeen Group, a Reportable Fund, or in the shares of Aberdeen Asset Management PLC, the written approval of the Secretary of the investment company, officer of Reportable Fund or, as the case may be, the Company Secretary of Aberdeen Asset Management PLC, must first be obtained.

Pre-clearance approval will expire one business day after the authorization is granted. If the trade instruction is not placed before such pre-clearance expires, the Access Person is required to again obtain pre-clearance for the trade. In addition, if before placing the trade instruction, the Access Person becomes aware of any additional information with respect to a transaction that was pre-cleared, such Access Person shall not proceed further with the trade, without submitting a fresh application for approval.

Access Persons are not required to pre-clear the following types of transactions:

     (i) purchases or sales which are non-volitional on the part of the Access Person;

     (ii) transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control;

     (iii) purchases which are part of an Automatic Investment Plan or DRIP or other regular investment in a selected security or securities subject to pre-clearance of the first purchase under the scheme;

     (iv) for those Access Persons residing outside the United States, registered open-end investment vehicles within their respective jurisdictions which are not advised or sub-advised by an Adviser; and

     (v) securities acquired by the exercise of rights issued PRO RATA by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (vi) Commodities, Index Futures and Currency Trading (however these securities are still subject to the Code of Ethics reporting requirements).

B.   EXCESSIVE TRADING

The Aberdeen Group understands that it is appropriate for Access Persons to participate in the public securities markets as part of their overall personal financial planning.

As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Client. Further, it is important to recognize that otherwise appropriate trading, if excessive, may compromise the best interests of any Clients if such trading is conducted during work-time or using Client resources. ACCORDINGLY, EMPLOYEES AND CONNECTED PARTIES (ANY MEMBER OF HIS OR HER IMMEDIATE FAMILY SHARING THE SAME HOUSEHOLD, OR ANY INDIVIDUAL WHERE THE EMPLOYEE HAS INFLUENCE OR CONTROL OVER THE INDIVIDUALS TRADING) ARE GENERALLY RESTRICTED TO A MAXIMUM OF TEN PERSONAL TRADES PER CALENDAR MONTH TO ENSURE THAT PERSONAL TRADING IS NOT EXCESSIVE. EXCEPTIONS TO THIS RESTRICTION WILL BE CONSIDERED IN HARDSHIP SITUATIONS AND AT THE DISCRETION OF THE CHIEF COMPLIANCE OFFICER. FOR THIS REVIEW CONNECTED PARTY TRANSACTIONS MAY BE VIEWED SEPARATELY FROM EMPLOYEE TRANSACTIONS AT THE DISCRETION OF THE CCO.

No Access Person should engage in excessive trading or market timing activities with respect to any mutual funds whether managed by the Aberdeen Group or otherwise.

C.   REPORTING BY ACCESS PERSONS

Reports submitted pursuant to this Code shall be confidential and shall be provided only to the officers and Directors of the Advisers, their legal advisers/or regulatory authorities upon appropriate request. Notwithstanding the above, reports submitted by an Access Person pursuant to this Code may also be provided to any Reportable Fund to the extent such Access Person is considered an "access person" of the Reportable Fund for purposes of Rule 17j-1.

All Access Persons must make the following reports:

1.   INITIAL HOLDINGS REPORTS

No later than 10 days after a person becomes an Access Person, such person must file an Initial Report of Access Persons ("Initial Report") with Compliance reflecting the Access Person's holdings as of a date not more than 45 days prior to becoming an Access Person. Such Initial Report must contain the following information:

     (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security in which such person has any direct or indirect Beneficial Ownership;

     (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

     (iii)  the date the Initial Report is submitted.

In addition to reporting holdings of Reportable Securities, every Access Person shall certify in their Initial Report that:

     (i) they have received, read and understand the Code and recognize that they are subject thereto; and

     (ii) they have no knowledge of the existence of any personal conflict of interest relationship which may involve a Client, such as any economic relationship between their transactions and securities held or to be acquired by a Client.

2.   QUARTERLY TRANSACTION REPORTS

All Access Persons are required to report to Compliance all transactions involving a Reportable Security in which the Access Person had, or as a result of the transaction, acquired, any direct or indirect Beneficial Ownership conducted during each calendar quarter within thirty (30) days after the close of the quarter and to provide duplicate statements for all brokerage accounts. This disclosure includes the:

     (i) date of the transaction, title of the security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each Reportable Security involved;

     (ii) nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     (iii) the price of the Reportable Security at which the transaction was effected;

     (iv) name of the broker, dealer or bank with or through which the transaction was effected; and

     (v)    date the report is submitted.

In addition, with respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person must provide on the Quarterly Transaction Report:

     (i) name of the broker, dealer or bank with whom the Access Person established the account; and

     (ii)   date the account was established.

The reporting requirements set out above apply to all transactions in Reportable Securities other than:

     (i) transactions with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control; and

     (ii) transactions effected pursuant to an Automatic Investment Plan or DRIP.

Access Persons must provide duplicate copies of their contract confirmations for each transaction in Reportable Securities to Compliance in accordance with the Aberdeen Group Procedures for Personal Account Dealing. Duplicate holding/trading statements are to be provided to Compliance at least quarterly, where available, within 30 days after the period end. The Procedures however, recognize that some Access Persons either reside in countries or maintain brokers where such statements are not regularly issued or available, and therefore these individuals are to be exempt from providing quarterly statements within the 30 day time period. In such circumstances, brokerage statements or their equivalent holdings reports must be provided where available.

In the event that an Access Person opens a new account during a quarter, the account is to be noted on their quarterly report and duplicate statements, or the equivalent of such, with respect to such new account, are to be forwarded to Compliance within the 30 day period after the end of the quarter in which the new account is opened, or as appropriate if exempt from the 30 day rule.

3.   ANNUAL HOLDINGS REPORTS

No later than January 31 of each year, every Access Person must submit a report to Compliance which contains the following information:

     (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security or shares in a Reportable Fund in which such person has any direct or indirect Beneficial Ownership as of December 31 of the prior calendar year;

     (ii) the name of the broker, dealer or bank with whom such person maintained an account in which any Securities were held for the direct or indirect benefit of such person as of December 31 of the prior calendar year; and

     (iii)  the date the report is submitted.

4.   CERTIFICATION OF COMPLIANCE WITH THE CODE

Compliance shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person when they become an Access Person and annually thereafter. Additionally, each Access Person will be provided a copy of any amendments to the Code. After reading the Code or any amendment to the Code, each Access Person shall certify to the following in the form provided by Compliance:

     (i) they have read and understand the Code and recognize that they are subject thereto;

     (ii) they have complied and/or will comply with the requirements of the Code;

     (iii) they have reported and/or will report all personal securities transactions required to be reported pursuant to the requirements of the Code;

     (iv) they have not disclosed and/or will not disclose pending "buy" or "sell" orders for a Client except where the disclosure occurred subsequent to the execution or withdrawal of an order; and

     (v) they have no knowledge of the existence of any personal conflict of interest relationship which may involve any Client, such as any economic relationship between their transactions and securities held or to be acquired by a Client.

This Certification of Compliance shall be maintained on the Compliance Forms & Reports Database on Lotus Notes and made available to the respective CCO.

In the event that an Access Person has any knowledge of a potential or actual violation of the Certification of Compliance, that person should notify the respective CCO in accordance with the procedures set forth below in Section E.

D.   REPORTING TO THE BOARD OF DIRECTORS

Each CCO will prepare an annual report relating to the Code of Ethics for the Board of Directors of the applicable Adviser. Such annual report shall:

     (i) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

     (ii) identify any violations requiring significant remedial action during the past year and any sanctions imposed;

     (iii) identify any recommended changes in the existing restrictions or procedures based upon the Adviser's experience under the Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

     (iv) state the CCO's conclusions regarding whether the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The CCO shall promptly report to the applicable Adviser's Board of Directors all material violations of the Code and the reporting requirements thereunder. The Board of Directors of each Adviser shall consider reports made hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed.

E.   REPORTS TO CHIEF COMPLIANCE OFFICER

The Advisers' CCOs will provide, within 60 days after each calendar quarter end, certification to the chief compliance officer (each a "Fund CCO") or other designee of each Reportable Fund that, as of the prior quarter end:

     (i) all documentation required by the Code and Rule 17j-1 as it applies to the Advisers or their Supervised Persons has been collected and is being retained on behalf of the Reportable Fund;

     (ii) there have been no material violations to the Code and, if there have been violations to the Code, the violation has been documented and reported to each Fund CCO; and

     (iii) the firm has appointed appropriate management or compliance personnel to review transactions and reports filed by Access Persons under the Code, and adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

On request, the Advisers' CCOs will also provide, within 60 days after each calendar quarter end, a description of any material issues arising under the Code since the last quarter end, including, but not limited to, information about material violations of the Code and sanctions imposed in response to material violations.

On request, each quarter the respective Adviser's CCO will also provide to each Fund CCO or their designee a list of Access Persons who are subject to this Code and the names of the relevant personnel responsible for pre-clearing and reviewing personal securities transactions.

The CCOs will provide such information, including, but not limited to, initial and annual holdings reports and quarterly transaction reports for all Access Persons, pre-clearance reports and approvals for participation in IPOs and Limited Offerings, as is requested by a Fund CCO.

F.   REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Supervised Persons should promptly report any conduct or actions by a Supervised Person that does not comply with the Federal Securities Laws, other applicable laws, rules or regulations or this Code. Any Supervised Person who questions whether a situation, activity or practice is acceptable must immediately report such practice to the CCO of the Adviser. The CCO of the Adviser shall consider the matter and respond to the Supervised Person within a reasonable amount of time. The CCO of the Adviser will contact the Adviser's legal counsel when he/she believes it to be necessary. To the extent possible and as allowed by law, reports made by Supervised Persons under this Section F will be treated as confidential.

G.   SANCTIONS

Upon discovering a violation of this Code, the Board of Directors of any of the Advisers may impose such sanctions as they deem appropriate, including, among other things, verbal or written warnings and censures, monetary sanctions, disgorgement, suspensions or dismissal.

H.   RETENTION OF RECORDS

The following records must be maintained by the Advisers in the manner and to the extent set out below. These records must be made available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

     (i) A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

     (ii) A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

     (iii) A copy of each report required to be submitted by Access Persons under Sections IV.C.1, IV.C.2, and IV.C.3 of the Code, including any information provided on broker transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

     (iv) A record of the names of all persons who are currently, or within the past five years were, Access Persons of the Adviser;

     (v) A record of all Access Persons, currently or within the past five years, who are or were required to make reports under the Code must be maintained in an easily accessible place;

     (vi) A record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Access Persons must be maintained in an easily accessible place;

     (vii) A copy of each Personal Account Deal Request Form (including a record of all approvals to acquire securities in an IPO or Limited Offering, indicating the reasons for such approvals) must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later;

     (viii) A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities in an IPO or Limited Offering for at least five years after the end of the fiscal year in which approval is granted;

     (ix) A copy of each report to the Board of the Advisers or to a Reportable Fund of the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

     (x) A record of all accounts, currently or within the past five years, in which an Access Person has or had a Beneficial Ownership interest in a Reportable Security solely by reason of an indirect pecuniary interest described in Rule 16a-1(a)(2)(ii)(B) or (C) under the Exchange Act must be maintained in an easily accessible place; and

     (xi) A record of all Certifications of Compliance for each person who is currently, or within the past five years was, a Supervised Person of the Adviser.


V.   POLICY STATEMENT ON INSIDER TRADING

A.   DEFINITION OF INSIDER TRADING

The Aberdeen Group prohibits any "Affected Person" (i.e., any officer or director of an Adviser and employees of the Group) from trading, either personally or on behalf of others, including accounts managed by the Aberdeen Group, on material non-public information or communicating material non-public information to others in violation of the law. THIS CONDUCT IS FREQUENTLY REFERRED TO AS "INSIDER TRADING." The policy applies to every such Affected Person and extends to activities within and outside their duties within the Aberdeen Group. Any questions regarding this policy and the procedures below should be referred to the CCO of the respective Adviser.

The term "insider trading" is not defined in the Federal Securities Laws, but is generally understood to prohibit the following activities:

     (i) trading by an insider while in possession of material non-public information;

     (ii) recommending the purchase or sale of securities while in possession of material non-public information; or

     (iii)  communicating material non-public information to others.

B.   THE CONCEPT OF "INSIDER"

The concept of "insider" is broad and it includes officers, directors, partners, members and employees of a company. In addition, a person can be a "temporary insider" if he or she is given material inside information about a company or the market for the company's securities on the reasonable expectation that the recipient would maintain the information in confidence and would not trade on it.

A temporary insider can include, among others, a company's legal advisers, accountants, consultants, bank lending officers, and the employees of such third parties. In addition, a company may become a temporary insider of a company it advises or for which it performs other services. For that to occur, that company must expect the subsidiary to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the subsidiary will be considered an insider.

C.   MATERIAL INFORMATION

Trading, tipping or recommending securities transactions while in position of inside information is not a basis for liability unless the information is "material." "Material information" generally is defined as:

     (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions; or

     (ii) information that would significantly alter the total mix of information made available.

Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. For information to be considered material it need not be so important that it would have changed an investor's decision to purchase or sell particular securities; rather it is enough that it is the type of information on which reasonable investors rely in making purchase or sale decisions. The materiality of information relating to the possible occurrence of any future event may depend on the likelihood that the event will occur and its significance if it did occur.

D.   NON-PUBLIC INFORMATION

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public. Information in bulleting and research reports disseminated by brokerage firms are also generally considered to be public information.

BEFORE TRADING FOR YOURSELF OR OTHERS IN THE SECURITIES OF A COMPANY ABOUT WHICH YOU MAY HAVE POTENTIAL INSIDE INFORMATION, OR REVEALING SUCH INFORMATION TO OTHERS OR MAKING A RECOMMENDATION BASED ON SUCH INFORMATION, YOU SHOULD ASK YOURSELF THE FOLLOWING QUESTIONS:

     (i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     (ii) Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps:

     (i) REPORT THE MATTER IMMEDIATELY TO THE CCO. In consulting with the CCO, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public.

     (ii) DO NOT PURCHASE OR SELL THE SECURITIES on behalf of yourself or others.

     (iii) DO NOT COMMUNICATE THE INFORMATION either inside or outside the Aberdeen Group, other than to the CCO or another appropriate member of the Compliance Department.

     (iv) After the CCO has reviewed the issue, you will either be (a) instructed to continue the prohibitions against trading, tipping or communication, or (b) allowed to trade and communicate the information. In appropriate circumstances, the CCO will consult with counsel as to the appropriate course to follow.

INFORMATION IN YOUR POSSESSION THAT YOU IDENTIFY, OR WHICH HAS BEEN IDENTIFIED TO YOU AS MATERIAL AND NON-PUBLIC, MUST NOT BE COMMUNICATED TO PERSONS OUTSIDE THE ABERDEEN GROUP, WITHOUT THE PRIOR AUTHORIZATION OF THE CCO. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

E.   MONITORING PROCEDURES

The role of Compliance is critical to the implementation and maintenance of the Aberdeen Group's policy and procedures against insider trading. The supervisory procedures can be divided into the following two parts: (1) the prevention of insider trading; and (2) the detection of insider trading. Each part of the supervisory procedures is discussed in further detail below.

1.   THE PREVENTION OF INSIDER TRADING

To prevent insider trading Compliance will:

     (i) provide, on a regular basis, an educational program to familiarize Affected Persons with the policy and procedures; and

     (ii) when it has been determined that an Affected Person has material non-public information:

            (a) implement measures to prevent dissemination of such information; and

            (b) where necessary, restrict Affected Persons from trading in the securities.

2.   THE DETECTION OF INSIDER TRADING

To detect insider trading, Compliance will:

     (i)    review the trading activity reports filed by each Affected Person;

     (ii)   review the trading activity on behalf of Clients; and

     (iii) to the extent applicable, such other information as the CCO deems necessary or appropriate.